Exhibit 4.2

VENTAS, INC.

3 7/8% Convertible Senior Notes Due 2011

Registration Rights Agreement

December 1, 2006

BANC OF AMERICA SECURITIES LLC

J.P. MORGAN SECURITIES INC.

As Representatives of the several Initial Purchasers

listed in Schedule A to the Purchase Agreement

c/o Banc of America Securities LLC

9 West 57th Street

New York, New York 10019

J.P. Morgan Securities Inc.

277 Park Avenue

New York, New York 10172

Ladies and Gentlemen:

Ventas, Inc., a Delaware company (the “Company”), proposes to issue and sell to certain purchasers (the “Initial Purchasers”), for whom you (the “Representatives”) are acting as representatives, its 3 7/8% Convertible Senior Notes due 2011 (the “Notes”), upon the terms set forth in the Purchase Agreement by and among the Company and the Representatives, dated November 27, 2006 (the “Purchase Agreement”), relating to the initial placement (the “Initial Placement”) of the Notes. In certain circumstances, the Notes will be convertible into shares of common stock, $0.25 par value (the “Common Stock”), of the Company. The Notes will be fully and unconditionally guaranteed as to the payment of principal and interest by the Subsidiary Guarantors, until certain conditions specified in the Indenture are met. To induce the Initial Purchasers to satisfy their obligations under the Purchase Agreement, the holders of the Notes will have the benefit of this registration rights agreement by and among the Company and the Initial Purchasers whereby the Company agrees with you for your benefit and the benefit of the holders from time to time of the Notes and/or Common Stock issuable upon conversion of the Notes (including the Initial Purchasers) (each a “Holder” and, collectively, the “Holders”), as follows:

1. Definitions. Capitalized terms used herein without definition shall have their respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Additional Interest” shall have the meaning set forth in Section 7 hereof.

“Affiliate” shall have the meaning specified in Rule 405 under the Act.

“Automatic Shelf Registration Statement” shall mean a Shelf Registration Statement filed by a Well-Known Seasoned Issuer which shall become effective upon filing thereof pursuant to General Instruction I.D for Form S-3.

“Broker-Dealer” shall mean any broker or dealer registered as such under the Exchange Act.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to close in New York City.

“Closing Date” shall mean the date of the first issuance of the Notes.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning set forth in the preamble hereto.

“Control” shall have the meaning specified in Rule 405 under the Act and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Conversion Price” shall have the meaning specified in the Indenture.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Final Memorandum” shall mean the offering memorandum, dated November 27, 2006, relating to the Notes, including any and all annexes thereto and any information incorporated by reference therein as of such date.

“Holder” shall have the meaning set forth in the preamble hereto.

“Indenture” shall mean the Indenture relating to the Notes, dated as of December 1, 2006, by and among the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee, as the same may be amended from time to time in accordance with the terms thereof.

“Initial Placement” shall have the meaning set forth in the preamble hereto.

“Initial Purchasers” shall have the meaning set forth in the preamble hereto.

“Interest Payment Date” shall mean May 15 and November 15 of each year, beginning May 15, 2007.

“Losses” shall have the meaning set forth in Section 5(d) hereof.

“Majority Holders” shall mean, on any date, Holders of a majority of the Common Stock registered under the Shelf Registration Statement.

“Managing Underwriters” shall mean the investment banker or investment bankers and manager or managers that administer an underwritten offering, if any, conducted pursuant to Section 6 hereof.

“NASD Rules” shall mean the Conduct Rules and the By-Laws of the National Association of Securities Dealers, Inc.

“Notes” shall have the meaning set forth in the preamble.

“Notice and Questionnaire” shall mean a written notice delivered to the Company substantially in the form attached as Appendix A to the Final Memorandum.

“Notice Holder” shall mean, on any date, any Holder that has delivered a Notice and Questionnaire, which provides the information required in such Notice and Questionnaire, to the Company on or prior to such date.

“Prospectus” shall mean a prospectus included in the Shelf Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or Rule 430B under the Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Common Stock covered by the Shelf Registration Statement, and all amendments and supplements thereto, including any and all exhibits thereto and any information incorporated by reference therein.

“Purchase Agreement” shall have the meaning set forth in the preamble hereto.

“Registrable Securities” shall mean shares of Common Stock initially issuable upon conversion of the Notes initially sold to the Initial Purchasers pursuant to the Purchase Agreement, other than shares of Common Stock that have (i) been registered under the Shelf Registration Statement and disposed of in accordance therewith, (ii) have been sold in compliance with Rule 144 or have become eligible to be sold (by persons who are not Affiliates of the Company) without restriction as contemplated by Rule 144(k) under the Act or any successor rule or regulation thereto that may be adopted by the Commission or (iii) ceased to be outstanding.

“Shelf Registration Period” shall have the meaning set forth in Section 2(c) hereof.

“Shelf Registration Statement” shall mean a “shelf” registration statement of the Company pursuant to the provisions of Section 2 hereof which covers some or all of the Common Stock on an appropriate form under Rule 415 under the Act, or any similar rule that may be adopted by the Commission, all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Subsidiary Guarantor” shall have the meaning specified in the Indenture.

“Suspension Period” shall have the meaning indicated in Section 3(i) hereof.

“Underwriter” shall mean any underwriter of Common Stock in connection with an offering thereof under the Shelf Registration Statement.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 under the Act.

2. Shelf Registration. (a) The Company shall, not later than 120 days after the Closing Date, file with the Commission a Shelf Registration Statement (which shall be, if the Company is then a Well-Known Seasoned Issuer, an Automatic Shelf Registration Statement) providing for the registration of, and the sale on a continuous or delayed basis by the Holders of, all of the Registrable Securities, from time to time in accordance with the methods of distribution elected by such Holders, pursuant to Rule 415 under the Act or any similar rule that may be adopted by the Commission.

(b) If the Shelf Registration Statement is not an Automatic Shelf Registration Statement, the Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become or be declared effective under the Act no later than 180 days after the Closing Date.

(c) The Company shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended as required by the Act, in order to permit the Prospectus forming part thereof to be usable by Holders for a period (the “Shelf Registration Period”) from the date the Shelf Registration Statement is declared effective by the Commission (or becomes effective in the case of an Automatic Shelf Registration Statement) until the earlier of (i) the 20th Trading Day (as defined in the Indenture) immediately following the maturity date of the Notes or (ii) the date upon which there are no Registrable Securities outstanding. The Company shall be deemed not to have used its commercially reasonable efforts to keep the Shelf Registration Statement effective during the Shelf Registration Period if it voluntarily takes any action that would result in Holders of Registrable Securities not being able to offer and sell such Common Stock at any time during the Shelf Registration Period, unless such action is (x) required by applicable law or (y) permitted by Section 3(i) hereof.

(d) The Company shall cause the Shelf Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement or such amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Act; and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

(e) Subject to applicable law, the Company shall issue a press release through a reputable national newswire service announcing the anticipated effective date of the Shelf Registration Statement at least 15 Business Days prior to the anticipated effective date thereof; provided that if the Company designates a previously filed and effective Shelf Registration Statement for use by Holders, in lieu of the foregoing notice, the Company shall provide notice of its designation of such Shelf Registration Statement and the date on which it will first make available for use by the Holders a Prospectus thereunder at least 15 Business Days prior to such date. Each Holder of Registrable Securities agrees to deliver a Notice and Questionnaire and such other information as the Company may reasonably request in writing, if any, to the Company at least 10 Business Days prior to the anticipated effective date of the Shelf Registration Statement as announced in the press release or, if the Company shall designate an effective Shelf Registration Statement for use by the Holders, at least 10 Business Days prior to date of the initial Prospectus made available to the Holders. From and after the effective date of the Shelf Registration Statement, the Company shall use commercially reasonable efforts, as promptly as is reasonably practicable after the date a Notice and Questionnaire is delivered, and in any event within 10 Business Days after that date, except in the case of a post-effective amendment, within 30 days after such date, and, in the case of a new Shelf Registration Statement, within 60 days after such date (i) if required by applicable law, to file with the Commission a post-effective amendment to the Shelf Registration Statement or a new Shelf Registration Statement (provided that the Company shall not be required to file more than three post-effective amendments in any fiscal quarter in accordance with this Section 2(e)(i)) or to prepare and, if permitted or required by applicable law, to file a supplement to the related Prospectus or an amendment or supplement to any document incorporated therein by reference or file any other required document so that the Holder delivering such Notice and Questionnaire is named as a selling securityholder in the Shelf Registration Statement and the related Prospectus, and so that such Holder is permitted to deliver such Prospectus to purchasers of the Registrable Securities in accordance with applicable law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement or a new Shelf Registration Statement, use commercially reasonable efforts to cause such post-effective amendment or new Shelf Registration Statement to be declared effective under the Act as promptly as is practicable; (ii) provide such Holder, upon request, copies of any documents filed pursuant to Section 2(e)(i) hereof; and (iii) notify such Holder as promptly as practicable after the effectiveness under the Act of any post-effective amendment or new Shelf Registration Statement filed pursuant to Section 2(e)(i) hereof; provided that if such Notice and Questionnaire is delivered during a Suspension Period, or within five (5) Business Days of the commencement of a Suspension Period, the Company shall so inform the Holder delivering such Notice and Questionnaire and shall take the actions set forth in clauses (i), (ii) and (iii) above within 10 Business Days upon expiration of the Suspension Period in accordance with Section 3(i) hereof. Notwithstanding anything contained herein to the contrary, the Company shall be under no obligation to name any Holder that is not a Notice Holder as a selling securityholder in the Shelf Registration Statement or related Prospectus; provided, however, that any Holder that becomes a Notice Holder pursuant to the provisions of this Section 2(e) (whether or not such Holder was a Notice Holder at the effective date of the Shelf Registration Statement) shall be named as a selling securityholder in the Shelf Registration Statement or related Prospectus in accordance with the requirements of this Section 2(e). Notwithstanding the foregoing, if (A) the Notes are called for redemption and the then prevailing market price of the Common Stock is above the Conversion Price or (B) the Notes are converted as provided for in Section 13.01(i), 13.01(ii) or 13.01(iv) of the Indenture, then the Company shall use commercially reasonable efforts to file the post-effective amendment or supplement within 10 Business Days of the redemption date or the end of the conversion period, as applicable, or if such Notice and Questionnaire is delivered during a Suspension Period, upon expiration of the Suspension Period.

3. Registration Procedures. The following provisions shall apply in connection with the Shelf Registration Statement.

(a) The Company shall:

(i) furnish to each of the Representatives and to a single counsel for the Notice Holders, not less than four Business Days prior to the filing thereof with the Commission, subject to compliance with applicable law and customary confidentiality arrangements, a copy of the Shelf Registration Statement and each amendment thereto and each amendment or supplement, if any, to the Prospectus included therein (including all documents incorporated by reference therein after the initial filing, other than any periodic reports under the Exchange Act) and shall use its commercially reasonable efforts to reflect in each such document, when so filed with the Commission, such comments as the Representatives reasonably propose on a timely basis; and

(ii) include information regarding the Notice Holders and the methods of distribution they have elected for their Registrable Securities provided to the Company in Notices and Questionnaires as necessary to permit such distribution by the methods specified therein.

(b) The Company shall ensure that:

(i) the Shelf Registration Statement and any amendment thereto and any Prospectus forming part thereof and any amendment or supplement thereto complies in all material respects with the Act; and

(ii) the Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) The Company shall advise the Representatives, the Notice Holders and any underwriter that has provided in writing to the Company a telephone or facsimile number and address for notices, and confirm such advice in writing, if requested (which notice pursuant to clauses (ii)-(v) hereof shall be accompanied by an instruction to suspend the use of the Prospectus until the Company shall have remedied the basis for such suspension):

(i) when the Shelf Registration Statement and any amendment thereto has been filed with the Commission and when the Shelf Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for any amendment or supplement to the Shelf Registration Statement or the Prospectus or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the institution or threatening of any proceeding for that purpose;

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Common Stock included therein for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires any change in the Shelf Registration Statement or the Prospectus so that, as of such date, they (A) do not contain any untrue statement of a material fact and (B) do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

(d) The Company shall use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Shelf Registration Statement or the qualification of the Common Stock registered thereunder for sale in any jurisdiction and, if issued, to obtain as soon as practicable the withdrawal thereof. The Company shall undertake additional reasonable actions as required to permit unrestricted resales of the Common Stock in accordance with the terms and conditions of this Agreement.

(e) Upon request, the Company shall furnish to each Notice Holder, without charge, at least one copy of the Shelf Registration Statement and any post-effective amendment thereto, including all material incorporated therein by reference, and, if a Notice Holder so requests in writing, all exhibits thereto (including exhibits incorporated by reference therein).

(f) During the Shelf Registration Period, the Company shall promptly deliver to each Initial Purchaser, each Notice Holder, and any sales or placement agents or underwriters acting on their behalf, without charge, as many copies of the Prospectus (including the preliminary Prospectus, if any) included in the Shelf Registration Statement and any amendment or supplement thereto as any such person may reasonably request. The Company consents to the use of the Prospectus or any amendment or supplement thereto by each of the foregoing in connection with the offering and sale of the Common Stock.

(g) Prior to any offering of Common Stock pursuant to the Shelf Registration Statement, the Company shall use its commercially reasonable efforts to arrange for the qualification, to the extent required by law, of the Common Stock for sale under the laws of such U.S. jurisdictions as any Notice Holder shall reasonably request and shall maintain such qualification in effect so long as required; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to service of process in suits or taxation, other than those arising out of the Initial Placement or any offering pursuant to the Shelf Registration Statement, in any jurisdiction where it is not then so subject.

(h) Upon the occurrence of any event contemplated by subsections (c)(ii) through (v) above, the Company shall promptly (or within the time period provided for by Section 3(i) hereof, if applicable) prepare a post-effective amendment to the Shelf Registration Statement or an amendment or supplement to the related Prospectus or file any other required document so that, as thereafter delivered to subsequent purchasers of the securities included therein, the Prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i) Upon the occurrence or existence of any pending corporate development, public filings with the Commission or any other material event that, in the reasonable judgment of the Company, makes it appropriate to suspend the availability of the Shelf Registration Statement and the related Prospectus, the Company shall give notice (without notice of the nature or details of such events) to the Notice Holders that the availability of the Shelf Registration Statement is suspended and, upon receipt of any such notice, each Notice Holder agrees (i) not to offer or sell any Registrable Securities pursuant to the Shelf Registration Statement until such Notice Holder’s receipt of copies of the supplemented or amended Prospectus provided for in Section 3(i) hereof, or until it is advised in writing by the Company that the Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus and (ii) to hold such notice in confidence. Except in the case of a suspension of the availability of the Shelf Registration Statement and the related Prospectus solely as the result of the filing of a post-effective amendment or supplement to the Prospectus to add additional selling securityholders therein, the period during which the availability of the Shelf Registration Statement and any Prospectus is suspended (the “Suspension Period”) shall not exceed 30 days in any three-month period or 90 days in any 12-month period.

(j) The Company shall comply with all applicable rules and regulations of the Commission and shall make generally available to its securityholders an earnings statement satisfying the provisions of Section 11(a) of the Act as soon as practicable after the effective date of the Shelf Registration Statement and in any event no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Shelf Registration Statement.

(k) The Company may require each Holder of Common Stock to be sold pursuant to the Shelf Registration Statement to furnish to the Company such information regarding the Holder and the distribution of such Common Stock as the Company may from time to time reasonably require for inclusion in the Shelf Registration Statement. The Company may exclude from the Shelf Registration Statement the Common Stock of any Holder that fails to furnish such information within a reasonable time after receiving such request.

(l) Subject to Section 6 hereof, the Company shall negotiate in good faith and enter into customary agreements (including, if requested, an underwriting agreement in customary form) and take all other appropriate actions as are reasonably requested by the Managing Underwriters in order to expedite or facilitate the registration or the disposition of the

Common Stock, and in connection therewith, if an underwriting agreement is entered into, cause the same to contain customary indemnification provisions and procedures.

(m) Subject to Section 6 hereof, the Company shall:

(i) make reasonably available for inspection by the Holders of Common Stock to be registered thereunder, any underwriter participating in any disposition pursuant to the Shelf Registration Statement, and any attorney, accountant or other agent retained by the Holders or any such underwriter, at the offices where normally kept, during normal business hours, all relevant financial and other records and pertinent corporate documents of the Company and its subsidiaries as shall be reasonably necessary to enable them to exercise any applicable due diligence responsibilities;

(ii) cause the Company’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the Holders or any such underwriter, attorney, accountant or agent in connection with the Shelf Registration Statement as is customary for similar due diligence examinations;

(iii) make such representations and warranties to the Holders of Common Stock registered thereunder and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in primary underwritten offerings and covering matters including, but not limited to, those set forth in the Purchase Agreement;

(iv) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Managing Underwriters, if any) addressed to each selling Holder and the underwriters, if any, covering such matters as are customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Holders and underwriters;

(v) obtain “comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Shelf Registration Statement), addressed to each selling Holder of Common Stock registered thereunder and the underwriters, if any, in customary form and covering matters of the type customarily covered in “comfort” letters in connection with primary underwritten offerings; and

(vi) deliver such documents and certificates as may be reasonably requested by the Majority Holders or the Managing Underwriters, if any, including those to evidence compliance with Section 3(i) hereof and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

Subject to Section 6 hereof, the actions set forth in clauses (iii), (iv), (v) and (vi) of this paragraph (m) shall be performed in connection with any underwriting or similar agreement as and to the extent required thereunder.

(n) In the event that any Broker-Dealer shall underwrite any Common Stock or participate as a member of an underwriting syndicate or selling group or “assist in the distribution” (within the meaning of the NASD Rules) thereof, whether as a Holder of such Common Stock or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, the Company shall, upon the reasonable request of such Broker-Dealer, comply with any such reasonable request of such Broker-Dealer in complying with the NASD Rules.

(o) The Company shall use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Common Stock covered by the Shelf Registration Statement.

4. Registration Expenses. The Company shall bear all expenses incurred in connection with the performance of its obligations under Sections 2 and 3 hereof; provided, however, that the Company shall not be responsible for the payment of any underwriting discounts or commissions with respect to any Registrable Securities sold by or on behalf of any Holder.

5. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Holder of Common Stock covered by the Shelf Registration Statement, the directors and officers of each such Holder and each person who controls any such Holder within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by or based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement as originally filed or in any amendment thereof, or in any preliminary Prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or caused by or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary Prospectus or the Prospectus, in the light of the circumstances under which they were made) not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability is caused by or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the party claiming indemnification specifically for inclusion therein.

The Company also agrees to indemnify as provided in this Section 5(a) or contribute as provided in Section 5(d) hereof to Losses of each underwriter, if any, of Common Stock registered under the Shelf Registration Statement, its directors and officers and each person who controls such underwriter on substantially the same basis as that of the indemnification of the selling Holders provided in this paragraph (a) and shall, if requested by any Holder, enter into an underwriting agreement reflecting such agreement, as provided in Section 3(l) hereof.

(b) Each Holder of securities covered by the Shelf Registration Statement severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Shelf Registration Statement and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each such Holder, but only with reference to written information relating to such Holder furnished to the Company by or on behalf of such Holder specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement shall be acknowledged by each Notice Holder in such Notice Holder’s Notice and Questionnaire and shall be in addition to any liability that any such Notice Holder may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 5 or notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement of such action, the indemnifying party will be entitled to participate in such action, and to the extent it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense of such action. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party shall not be liable for any settlement of any claim or action effected without its written consent, which consent may not be unreasonably withheld. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 5 is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party shall have a joint and several obligation to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending loss, claim, liability, damage or action) (collectively “Losses”) to which such indemnified party may be subject in such proportion as is appropriate to reflect the relative benefits received by such indemnifying party, on the one hand, and such indemnified party, on the other hand, from the Shelf Registration Statement which resulted in such Losses; provided, however, that in no case shall any underwriter be responsible for any amount in excess of the underwriting discount or commission applicable to the securities purchased by such underwriter under the Shelf Registration Statement which resulted in such Losses. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the indemnifying party and the indemnified party shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of such indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the Initial Placement (before deducting expenses) as set forth in the Final Memorandum. Benefits received by any other Holders shall be deemed to be equal to the value of receiving Common Stock registered under the Act. Benefits received by any underwriter shall be deemed to be equal to the total underwriting discounts and commissions, as set forth on the cover page of the Prospectus forming a part of the Shelf Registration Statement which resulted in such Losses. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information provided by the indemnifying party, on the one hand, or by the indemnified party, on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties agree that it would not be just and equitable if contribution were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 5, each person who controls a Holder within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of such Holder shall have the same rights to contribution as such Holder, and each person who controls the Company within the meaning of either the Act or the Exchange Act, each officer of the Company who shall have signed the Shelf Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

(e) The provisions of this Section 5 shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or the Company or any of the indemnified persons referred to in this Section 5, and shall survive the sale by a Holder of securities covered by the Shelf Registration Statement.

6. Underwritten Registrations. (a) In no event will the method of distribution of Registrable Securities take the form of an underwritten offering without the prior written consent of the Company. Consent may be conditioned on waivers of any of the obligations in Section 3, Section 4 or Section 5.

(b) If any shares of Common Stock covered by the Shelf Registration Statement are to be sold in an underwritten offering, the Managing Underwriters shall be selected by the Company, subject to the prior written consent of the Majority Holders, which consent shall not be unreasonably withheld.

(c) No person may participate in any underwritten offering pursuant to the Shelf Registration Statement unless such person (i) agrees to sell such person’s shares of Common Stock on the basis reasonably provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements; and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

7. Registration Defaults. If any of the following events shall occur, then the Company shall pay additional interest on the Notes ( “Additional Interest”) to the Holders of Notes then outstanding as follows:

(a) if the Shelf Registration Statement (which shall be, if the Company is then a Well-Known Seasoned Issuer, an Automatic Shelf Registration Statement) is not filed with the Commission on or prior to the 120th day following the Closing Date and the Company does not have on file with the Commission an effective Shelf Registration Statement covering resales of the Registrable Securities, then commencing on the 121st day following the Closing Date, Additional Interest shall accrue on the aggregate outstanding principal amount of the Notes, at a rate of 0.25% per annum for the first 90 days from and including such 121st day following the Closing Date and 0.50% per annum thereafter; or

(b) if the Shelf Registration Statement is not declared effective by the Commission (or has not become effective in the case of an Automatic Shelf Registration Statement) on or prior to the 180th day following the Closing Date or an effective Shelf Registration Statement covering resales of the Registrable Securities is otherwise not made available for use by Holders by such date, then commencing on the 181st day after the Closing

Date, Additional Interest shall accrue on the aggregate outstanding principal amount of the Notes, at a rate of 0.25% per annum for the first 90 days from and including such 181st day and 0.50% per annum thereafter; or

(c) if any Holder supplies a Notice and Questionnaire after the effective date of the Shelf Registration Statement or the date after which the Company first makes available an effective Shelf Registration Statement for use by Holders, and the Company fails to supplement or amend such Shelf Registration Statement, or file a new Shelf Registration Statement, in accordance with the terms of this Agreement, in order to add such Holder as a selling securityholder, then Additional Interest shall accrue on the aggregate outstanding principal amount of the Notes, at a rate of 0.25% per annum for the first 90 days from the effective date of the Shelf Registration Statement or the date an effective Shelf Registration Statement is made available and 0.50% per annum thereafter; or

(d) if the Shelf Registration Statement has been declared or become effective but ceases to be effective (without being succeeded immediately by an additional Shelf Registration Statement that is filed and immediately becomes effective) or usable for the offer and sale of the Registrable Securities, other than in connection with (A) a Suspension Period or (B) as a result of a requirement to file a post-effective amendment or supplement to the Prospectus to make changes to the information regarding selling securityholders or the plan of distribution provided for therein, at any time during the Shelf Registration Period and (1) the Company does not cure the lapse of effectiveness or usability within 10 Business Days (or, if a Suspension Period is then in effect and subject to the 10 Business Day filing requirement and the proviso regarding the filing of post-effective amendments and new Shelf Registration Statements in Section 2(e) with respect to any Notice and Questionnaire received during such period, within 10 Business Days following the expiration of such Suspension Period or period permitted pursuant to Section 2(e)) by filing a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act or (2) the aggregate duration of Suspension Periods in any period exceeds the number of days permitted in respect of such period pursuant to Section 3(i) hereof, then Additional Interest shall accrue on the aggregate outstanding principal amount of the Notes commencing on the day following the tenth Business Day, with respect to clause (1) above, or the day the aggregate duration of Suspension Periods in any period exceeds the number of days permitted in respect of such period, with respect to clause (2) above, at a rate of 0.25% per annum for the first 90 days from and including such date, and 0.50% thereafter; or

(e) if the Company through its omission fails to name as a selling securityholder any Holder that had complied timely with its obligations hereunder in a manner to entitle such Holder to be so named in (i) the Shelf Registration Statement or any amendment to the Shelf Registration Statement at the time it first became effective or (ii) any Prospectus at the later of time of filing thereof or the time the Shelf Registration Statement or amendment of which the Prospectus forms a part becomes effective then Additional Interest shall accrue, on the aggregate outstanding principal amount of the Notes, at a rate of 0.25% per annum for the first 90 days from and including the day following the effective date of such Shelf Registration Statement or amendment or the time of filing of such Prospectus, as the case may be, and 0.50% per annum thereafter;

provided, however, that (1) upon the filing of the Shelf Registration Statement (in the case of paragraph (a) above), (2) upon the effectiveness of the Shelf Registration Statement (in the case of paragraph (b) above), (3) upon such time as the Shelf Registration Statement which had ceased to remain effective or usable for resales again becomes effective and usable for resales (in the case of paragraph (d) above), (4) upon the time such Holder is permitted to sell its Registrable Securities pursuant to any Shelf Registration Statement and Prospectus in accordance with applicable law (in the case of paragraphs (c) or (e) above), (5) upon the termination of the Suspension Period that caused the limit on the aggregate duration of Suspension Periods in a period set forth in Section 3(i) to be exceeded (in the case of paragraph (d) above), or (6) in any case, notwithstanding the preceding clauses (1) through (5), upon the earlier of the two dates provided in clauses (i) and (ii) of Section 2(c), Additional Interest shall cease to accrue.

Any amounts of Additional Interest due pursuant to this Section 7 will be payable in cash on the next succeeding Interest Payment Date to Holders entitled to receive such Additional Interest on the relevant record dates for the payment of interest. If any Note ceases to be outstanding during any period for which Additional Interest is accruing, the Company will prorate the Additional Interest payable with respect to such Note.

The Additional Interest rate on the Notes shall not exceed in the aggregate 0.50% per annum and shall not be payable under more than one clause above for any given period of time, except that if Additional Interest would be payable because of more than one Registration Default, but at a rate of 0.25% per annum under one Registration Default and at a rate of 0.50% per annum under the other, then the Additional Interest rate shall be the higher rate of 0.50% per annum.

Notwithstanding any provision in this Agreement, in no event shall Additional Interest accrue to holders of Common Stock issued upon conversion of Notes, if any. In lieu thereof, the Company shall increase the Conversion Rate (as defined in the Indenture) by 3% for each $1,000 principal amount of Notes converted at a time when such Registration Default has occurred and is continuing.

8. No Inconsistent Agreements. The Company has not entered into, and agrees not to enter into, any agreement with respect to its securities that is inconsistent with the registration rights granted to the Holders herein.

9. Rule 144A and Rule 144. So long as any Registrable Securities remain outstanding, the Company shall use its commercially reasonable efforts to file the reports required to be filed by it under Rule 144A(d)(4) under the Act and the Exchange Act in a timely manner. The Company covenants and agrees that it shall, during any period in which it is not subject to Section 13 or 15(d) under the Exchange Act, make available to any holder or beneficial holder of Notes or any shares of Common Stock issued upon conversion thereof which continue to be Registrable Securities in connection with any sale thereof and any prospective purchaser of Notes or such shares of Common Stock designated by such holder or beneficial holder, the information required pursuant to Rule 144A(d)(4) under the Securities Act upon the request of any holder or beneficial holder of the Notes or such shares of Common Stock, all to the extent required to enable such holder or beneficial holder to sell its Notes or shares of Common Stock without registration under the Securities Act within the limitation of the exemption provided by Rule 144A. The availability of the materials required to be furnished pursuant to this Section 9 on the Commission’s Web site or on the Issuer’s Web site shall be deemed to satisfy the delivery obligations set forth in this Section 9.

10. Listing. The Company shall use its commercially reasonable efforts to maintain the approval of the Common Stock issuable upon conversion of the Notes for listing on the New York Stock Exchange.

11. Amendments and Waivers. The provisions of this Agreement may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Majority Holders; provided that, with respect to any matter that directly or indirectly affects the rights of any Initial Purchaser hereunder, the Company shall obtain the written consent of each such Initial Purchaser against which such amendment, qualification, modification, supplement, waiver or consent is to be effective; provided, further, that no amendment, qualification, modification, supplement, waiver or consent with respect to Section 7 hereof shall be effective as against any Holder of Registrable Securities unless consented to in writing by such Holder; and provided, further, that the provisions of this Article 11 may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Initial Purchasers and each Holder.

12. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail, telex, telecopier or air courier guaranteeing overnight delivery:

(a) if to a Holder, at the most current address given by such holder to the Company in accordance with the provisions of the Notice and Questionnaire;

(b) if to the Initial Purchasers or the Representatives, initially at the address or addresses set forth in the Purchase Agreement; and

(c) if to the Company, initially at its address set forth in the Purchase Agreement.

All such notices and communications shall be deemed to have been duly given when received.

The Initial Purchasers, the Company by notice to the other parties may designate additional or different addresses for subsequent notices or communications.

Notwithstanding the foregoing, notices given to Holders holding Notes in book-entry form may be given through the facilities of DTC or any successor depository.

13. Remedies. Each Holder, in addition to being entitled to exercise all rights provided to it herein or in the Purchase Agreement or granted by law, including recovery of liquidated or other damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by them of the provisions of this Agreement and hereby agree to waive in any action for specific performance the defense that a remedy at law would be adequate.

14. Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns, including, without the need for an express assignment or any consent by the Company thereto, subsequent Holders of Common Stock, and the indemnified persons referred to in Section 5 hereof. The Company hereby agrees to extend the benefits of this Agreement to any Holder of Common Stock, and any such Holder may specifically enforce the provisions of this Agreement as if an original party hereto.

15. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

16. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

18. Severability. In the event that any one of more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

19. Common Stock Held by the Company, etc. Whenever the consent or approval of Holders of a specified percentage of principal amount of Common Stock is required hereunder, Common Stock held by the Company or its Affiliates (other than subsequent Holders of Common Stock if such subsequent Holders are deemed to be Affiliates solely by reason of their holdings of such Common Stock) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

20. Third Party Beneficiary. The Holders shall be third party beneficiaries to the agreements made hereunder between the Company, on the one hand, and the Representatives, on the other hand, and each of them shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of the Holders hereunder.

Very truly yours,

VENTAS, INC.

By:	/s/ T. Richard Riney
Name:	T. Richard Riney
Title:	Executive Vice President, General Counsel and Corporate Secretary

The foregoing Agreement is hereby confirmed and

accepted as of the date first above written.

BANC OF AMERICA SECURITIES LLC

J.P. MORGAN SECURITIES INC.

By:	BANC OF AMERICA SECURITIES LLC

on behalf of itself and the several Initial Purchasers listed in Schedule A to the Purchase Agreement

By:	/s/ Derek Dillon
Name:	Derek Dillon
Title:	Managing Director

By:	J.P. MORGAN SECURITIES INC.

on behalf of itself and the several Initial Purchasers listed in Schedule A to the Purchase Agreement

By:	/s/ Santosh Sreenivasan
Name:	Santosh Sreenivasan
Title:	Vice President

[Signature Page to Registration Rights Agreement]